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PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424 (b)(3)
To Prospectus Dated July 31, 2000                     Registration No. 333-37092

                                7,559,167 Shares
                               vFinance.com, Inc.
                          Common Stock, $.01 par value

         This prospectus supplement relates to the registration by vFinance.com, Inc. of 7,559,167 shares of its common stock, $.01 par value.

         This prospectus supplement should be read in conjunction with the prospectus dated July 31, 2000, which is to be delivered with this prospectus supplement.

         The information in the section entitled "Our Services" under the heading "BUSINESS" in the prospectus is amended in part by the addition of the following information:

         On September 12, 2000, we entered into a Letter of Intent whereby we agreed to acquire all of the outstanding capital stock of NW Holdings, Inc., which is the parent company of First Level Capital, Inc., a merchant and investment banking firm with offices in New York, New Jersey and Florida. First Level provides investment banking services to small and medium sized companies and retail brokerage services to companies, financial institutions and high net worth investors. The firm is a registered broker-dealer and a market maker in more than 100 U.S. securities. We intend to structure this transaction as a tax-free exchange in which we will exchange with the shareholders of NW Holdings, Inc. 1,500,000 unregistered shares of our common stock and options to purchase 875,000 shares of our common stock at $2.25 a share for all of the outstanding shares of NW Holdings. The holders of the shares underlying the options will be granted certain piggyback registration rights with respect to those shares.

         Under the terms of the Letter of Intent, we have 60 days to conduct a due diligence investigation of the business of First Level and its parent. The Letter of Intent may be terminated by either party for any reason prior to the execution of a definitive agreement with respect to this transaction. Additionally, the completion of this transaction is also subject to the approval of the NASD of the change in control of First Level. Accordingly, we can give no assurances that we will complete this transaction.

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         BEFORE INVESTING, YOU SHOULD REVIEW THE "RISK FACTORS" BEGINNING ON
         PAGE 4.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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          The date of this prospectus supplement is September 14, 2000.